Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 17, 2005, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for its 16-week fiscal first quarter ended September 18, 2005. Revenues rose 2.9% to $86,532,775 from $84,062,163 for last year’s first quarter. Net earnings for the quarter declined 13% to $2,522,095 compared to $2,898,671 last year. Diluted earnings per share decreased to $.49 per share, from $.56 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants decreased 0.8% in our fiscal first quarter, the second straight quarter of modest declines. Like many other restaurant operators in the family dining segment of the foodservice industry, we have experienced softness in same store sales as our customers continue to be impacted by higher energy costs.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 11.2% during our fiscal first quarter. We have experienced same store sales declines for our Golden Corral restaurants for eight straight quarters now. We are continuing to research the various causes and will develop appropriate responses.”

During the quarter, the company reopened one new Big Boy restaurant in Cincinnati. Two new Golden Corral restaurants opened during the quarter in the Pittsburgh market and an additional restaurant opened today in Findlay, Ohio. One more Golden Corral restaurant is scheduled to open in November in Morgantown, West Virginia. When that West Virginia restaurant is completed, Frisch’s will have 34 Golden Corral restaurants and 89 company-owned Big Boy restaurants in operation, in addition to 28 franchised Big Boy restaurants in our territory.

Lower earnings for the quarter can be attributed to both the same store sales decline and to higher operating expenses, particularly in categories less volume-sensitive, such as utilities and store-opening expenses. Food cost as a percentage of sales was slightly lower than a year ago.

Net earnings per share were favorably impacted by credits to earnings for reductions of insurance claims reserves in both the 2006 and 2005 first quarter. For fiscal 2006, the credit amounted to $.05 per share. In last year’s first quarter, the credit was $.08 per share.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Morgantown, West Virginia, Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 18, 2005	Sept. 19, 2004
Sales	$86,533	$84,062

Cost of sales
Food and paper	30,104	29,414
Payroll and related	28,672	27,993
Other operating costs	18,887	17,554

	77,663	74,961

Gross profit	8,870	9,101

Administrative and advertising	4,581	4,325
Franchise fees and other revenue	(372)	(423)

Operating profit	4,661	5,199

Interest expense	782	806

Earnings before income tax	3,879	4,393

Income taxes	1,357	1,494

NET EARNINGS	2,522	2,899

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.50	$.58

Diluted net earnings per share	$.49	$.56

Diluted average shares outstanding	5,162	5,159

Depreciation included above	$3,847	$3,489

Opening expense included above	$761	$723

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Sept. 18, 2005 (unaudited)	May 29, 2005
Assets
Current assets
Cash and equivalents	$315	$306
Receivables	1,654	1,390
Inventories	4,279	4,592
Other current assets	4,304	3,494

	10,552	9,782

Property and equipment	152,430	148,202

Other assets
Goodwill & other intangible assets	2,177	2,141
Property held for sale and land investments	2,863	2,832
Other	2,578	2,642

	7,618	7,615

	$170,600	$165,599

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$15,434	$12,799
Accrued expenses	8,844	8,764
Other	9,882	9,399

	34,160	30,962

Long-term obligations
Long-term debt	29,639	29,570
Other long-term obligations	13,063	12,897

	42,702	42,467

Shareholders’ equity	93,738	92,170

	$170,600	$165,599